Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Better Biodiesel, Inc., a corporation duly organized and existing under the laws of the State of Colorado (the “Company”), and Kenneth R. Bennett (“Executive”).

RECITALS

WHEREAS, the Company desires to hire Executive and Executive desires to become employed by the Company;

WHEREAS, the Company and Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Nature of Agreement.

This Agreement effects the cancellation of Prior Offers.  Any and all prior oral understandings, offers, open obligations, and/or representations (if any) with respect to the employment of Executive are deemed to be superseded by this final written Agreement.  This Agreement shall become effective only upon resolution by the Board of Directors of the Company (the “Board”).

2. Employment Terms and Duties.

2.1. Term of Employment.  The employment of Executive, and the term of this Agreement (the “Employment Term”), shall be deemed to commenced upon the date upon which    the Board resolves to approve this Agreement, which shall occur within ten (10) days of the later of (i) the closing of the Company’s acquisition of GeoAlgae Technology, Inc., or (ii) the mutual execution of this Agreement (the “Effective Date”) and shall continue for thirty-six (36) months, subject to automatic renewal for successive twelve (12) month periods and shall continue until otherwise terminated in accordance with Section 6 or Section 7.

2.2. Location.  Executive shall not be required to change his personal residence, but shall maintain an office at the location of the Company’s principal executive offices as reasonably necessary to enable him to perform his duties.

2.3. Position and Primary Responsibility.

2.3.1. It is understood that Executive shall serve as (i) President and Chief Executive Officer of the Company.  Contemporaneously with the execution and delivery of this Agreement, the Company shall effectuate all such action as shall be required to procure the appointment of Executive as President and Chief Executive Officer.

2.3.2. Executive, as Chief Executive Officer, shall have general supervision, direction and control of the business and affairs of the Company.  Accordingly, all officers of the Company other than the Chief Executive Officer shall perform their duties under the direction of, and subject to the authority of, the Chief Executive Officer.

2.3.3. Executive shall have all of the powers and duties of the Chief Executive Officer as prescribed by the Bylaws of the Company in effect on the date hereof; and, without limitation, shall have general supervision, direction and control of the business and affairs of the Company and of each and every subsidiary of the Company; and shall have discretionary power, subject to Board approval, to hire officers of the Company and its subsidiaries.  The Company agrees that, during the Employment Term, neither the Articles of Incorporation, nor the Bylaws, of the Company shall at any time be amended in a manner inconsistent with the foregoing or the additional provisions of this Agreement without the written consent of the Executive.

2.4. Exclusivity.  Executive agrees to devote the majority of his time, attention, energies, and to use his “best efforts” in the performance of his duties under the terms of this Agreement and shall make this his primary employment and source of income.  However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement, and shall not require the prior written consent of the Board.  This Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement and do not violate Sections 5, 9 and/or 11 of this Agreement.

3. Compensation.

3.1           Base Salary.  In consideration for the services rendered to the Company hereunder by Executive, the Company shall, during his employment, pay Executive a salary at the annual rate of One hundred thousand Dollars ($100,000.00) for his first year of employment; One hundred twenty-five thousand Dollars ($125,000.00) for his second year of employment; and One hundred seventy-five thousand Dollars ($175,000.00) for his third year of employment (the “Base Salary”), less statutory deductions and withholdings, payable to Executive on a semi-monthly basis, which shall accrue upon the Closing of Better Biodiesel, Inc.’s acquisition of GeoAlgae Technology, Inc., but for which cash payments shall not exceed 10% of any sums received pursuant to the closing, subsequent to execution of this Agreement, of a financing (or culmination of financings)(a “Financing”) and/or revenues generated through operations (collectively, “Revenues”) of the Company, up the extent of the aforementioned year one, year two and year three salary limits, unless the Board determines that funds for cash payments of greater than 10% of Revenues are available.  For purposes of clarity, in no event shall Executive’s Base Salary be decreased pursuant to the preceding sentences.

3.2.           Payment.  All compensation payable to Executive hereunder shall be subject to the Company’s rules and regulations, and shall also be subject to all applicable State and federal employment law(s); it being understood that subject to applicable federal and state laws, Executive shall be responsible for the payment of all taxes resulting from a determination that any portion of the compensation and/or benefits paid/received hereunder is a taxable event to Executive; it being further understood that Executive shall hold the Company harmless from any governmental claim(s) for Executive’s personal tax liabilities, including interest or penalties, arising from any failure by Executive to pay his individual taxes when due.

3.3           Reimbursement of Expenses.  During the Employment Term, the Company shall be required to reimburse Executive for all reasonable and necessary expenses incurred by Executive, including auto allowance, travel expenses, and other expenses of up to Seven thousand, five hundred dollars ($7,500.00) per month for expenses in connection with Executive’s duties under this Agreement without the prior majority approval of the Board. These expenses shall commence accruing to the Company upon the Effective Date; provided, however, that the payment of which shall be contingent upon the earlier occurrence of the Company closing a Financing, as defined in Section 3.1.

3.4           Cash Bonuses.  Executive shall have a bonus entitlement during each calendar year (or portion thereof) of the Employment Term of up to one hundred percent (100%) of his Base Salary (whether paid or accrued) for such year (or portion thereof), subject to the Board’s performance review of the Executive and approval of the cash bonus.  Within sixty (60) days of the Effective Date, the Company and Executive shall concur, within their respective reasonable discretion, on the criteria and procedures applicable to establishment of Executive’s entitlement to such amount for the then current calendar year; and, thereafter, within thirty (30) days following the commencement of each calendar year of the Employment Term, the Company and Executive shall concur, within their respective reasonable discretion, on the criteria and procedures applicable to establishment of Executive’s entitlement to such amount for the ensuing calendar year.  Such criteria shall include, without limitation: (i) specified revenue targets for the Company during the applicable period; (ii) specified EBITDA targets for the Company during the applicable period (as defined pursuant to consensus between the Company and Executive); and (iii) such additional specified targets as the Company and Executive mutually determine. Any such cash bonuses shall be paid by the Company no later than March 15 of the taxable year commencing after the year in which the Executive’s right to such payment becomes vested.

3.5           Compensation Review.  It is understood and agreed that Executive’s performance will be reviewed by the Board at the end of each calendar year during the Employment Term, and at such other times as the Board may determine to be appropriate, for the purpose of determining whether or not Executive’s Base Salary and/or cash bonuses should be increased; it being further understood that the decision to increase Executive’s compensation shall be at the sole and exclusive discretion of the Board.  If the Executive’s Base Salary is increased, the new amount shall become the Base Salary for all purposes of this Agreement.  The Executive’s Base Salary shall not be decreased.

4. Benefits.

4.1           No Benefits Other Than Those Set Forth Herein.  Executive shall not be entitled to any benefits other than those set forth in this Section 4; provided that Executive shall be entitled to participate in any employee benefit plans or perquisites maintained by the Company on the same basis as other senior executives.  It is understood that, excepting Section 4.3, all benefits provided in this Section 4 shall immediately terminate in the event of a Voluntary Termination or a Termination for Cause, as defined in Section 6.2 and Section 6.4, respectively.

4.2           Vacation.  Executive shall be entitled to twenty (20) days paid vacation per annum.  Any unused vacation time may be carried forward to the following year.

4.3           Indemnification.  The Company agrees to indemnify Executive to the fullest extent permitted by law and by the Company’s Bylaws. The Company shall not amend its Bylaws to reduce the Company’s ability to indemnify Executive after the Effective Date.  The Executive shall be covered by the Company’s directors and officers liability insurance, policy, employment-related practices liability insurance policy and fiduciary liability insurance policy during the Employment Term, which shall remain in place and effective during Executives Term and cover the Executive for a period of not less than five (5) years following his termination of employment for any reason.  The obligations of this Section 4.3 shall survive any termination of the Employment Term for any reason.

4.4.           Illness or Personal Leave.   Executive shall be entitled to four (4) days per year as sick leave or personal leave with full pay.  Sick or personal leave may not be accumulated from year to year.  In addition, the Company shall pay the cost of an annual physical examination for Executive to the extent not covered by the Company’s general medical plan.

4.5           Paid Holidays.                                    Executive shall be entitled to a holiday on the following days, with full pay:  New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Friday after Thanksgiving Day and Christmas Day.

5. Confidential Information and Records.

5.1           Existing or Potential Conflict of Interest.  Executive represents that his employment with the Company under the terms of this Agreement will not conflict with any continuing duty(ies) or obligation(s) Executive has with any other person(s), firm(s) and/or entity(ies).  Executive also represents that he has not brought to the Company (during the period before or after the Effective Date of this Agreement) any material(s) and/or document(s) of any former employer(s), or any confidential information or property belonging to other(s).

5.2           Confidential Information.  Executive also represents that he will not disclose to any person(s) or entity/entities (other than to the Board, or to others as required in the performance of his duties) any confidential or secret information with respect to the business or affairs of the Company and/or its product(s).

5.3           Corporate Related Records.  All records, files, documents, and the like, or abstracts, summaries, or copies thereof, relating to the business of the Company which Executive shall prepare or use or come into contact with shall remain the sole property of the Company.

6. Termination.
Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the “Termination Date”):

6.1           Death or Disability.  Immediately upon the death of Executive or six (6) months subsequent to a determination by the Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 6.1 being referred to herein as termination for “Death or Disability”);

6.2           Voluntary Termination.  Thirty (30) days following Executive’s written notice to the Company of voluntary termination of employment; provided, however, that the Company may waive all or a portion of the thirty (30) days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 6.2 being referred to herein as “Voluntary Termination”).

6.3           Resignation for Good Reason.  The date specified in a written notice given by the Executive to the Company that he is resigning for Good Reason, as hereinafter defined.  For purposes of this Agreement, “Good Reason” shall mean (i)  the Company’s material breach of this Agreement not cured within thirty (30) days after written notice to the Company, or (ii) any of the following without the prior written consent of the Executive:  the Company’s adverse change in Executive’s title from Chief Executive Officer or its equivalent; the Company’s material and adverse diminution in the Executive’s duties or authority; the Company’s assignment of duties materially inconsistent with the Executive’s executive duties; the Company’s material and adverse change in Executive’s direct reporting structure to the Board; or the Company’s failure to elect or re-elect Executive to, or the Company’s removal of Executive from, the Board.  Termination pursuant to this Section 6.3 being referred to herein as “resignation for Good Reason.” Resignation for Good Reason pursuant to this Section 6.3 shall be in addition to and without prejudice to any other right or remedy to which the Executive may be entitled at law, in equity, or under this Agreement.

6.4           Termination For Cause.  The Company may terminate the Executive effective immediately following notice of Termination For Cause (as defined below), which notice shall specify such Cause (termination pursuant to this Section 6.4 being referred to herein as “Termination For Cause”).  As used herein, Termination For Cause shall mean any of the following acts by the Executive or occurrences, and no others:  (i) acts or omissions constituting willful misconduct on the part of the Executive with respect to Executive’s obligations or otherwise relating to the business of the Company; (ii) Executive’s breach of this Agreement that Executive has not cured within thirty (30) days after the Board has provided Executive written notice of such material breach; (iii) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; and (iv) Executive’s breach of fiduciary duty to the Company.  For purposes of clause (i) of the definition, acts or omissions of Executive shall not be considered “willful” unless done or omitted by Executive (a) intentionally or not in good faith and (b) without reasonable belief that Executive’s action or omission was in the best interests of the Company, and shall not include failure to act by reason of total or partial incapacity due to a physical or mental condition.  Termination pursuant to this Section 6.4 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

6.5           Termination Without Cause.  Thirty (30) days following the Company’s written notice, at any time for any reason or no reason, to the Executive of termination of the Executive’s employment without Cause; provided, however, that the Executive may waive all or a portion of the thirty (30) days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 6.5 being referred to herein as “Termination Without Cause”).

7. Severance and Termination.

7.1           Voluntary Termination or Termination for Cause.  In the case of a termination of Executive by Voluntary Termination of employment hereunder, in accordance with Section 6.2 above, or a termination of Executive’s employment hereunder through Termination For Cause in accordance with Section 6.4 above, Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid (including any amount that has been accrued pending the completion of financings pursuant to Section 3.1), accrued but unused vacation to the extent required by the Company’s policies, any non-reimbursed expenses incurred by Executive as of the Termination Date that were not approved by the Board, or any amounts payable upon termination of employment under any employee benefit plan of the Company.  Any expenses that are approved by the Board or are incurred in accordance with Section 3.3 shall be paid in cash in a lump sum not later than thirty (30) days after the Termination Date, except as otherwise provided in any employee benefit plan.

7.2           Termination for Death or Disability.  In the case of a termination of employment for Death or Disability in accordance with Section 6.1 above, the Executive (or a representative of his estate), shall receive (i) accrued but unused vacation to the extent required by the Company’s policies, (ii) any non-reimbursed expenses incurred by Executive as of the Termination Date that were approved by the Board, (iii) any amounts payable upon termination of employment under any employee benefit plan of the Company (the “Accrued Obligations”).  Accrued Obligations shall be payable in cash in a lump sum not later than thirty (30) days after the Termination Date, except as otherwise provided in any employee benefit plan.  In addition, Executive shall receive an amount equal to Executive’s target annual bonus for the year in which the Termination Date occurs prorated on a daily basis to the Termination Date, which shall be paid in cash within thirty (30) days of the Termination Date and all shares of Incentive Stock not yet vested shall vest in full on the Termination Date.

7.3           Termination Without Cause or Resignation for Good Reason.  In the case of a termination of Executive’s employment hereunder without Cause pursuant to Section 6.5, or resignation for Good Reason pursuant to Section 6.3, Executive shall receive (i) the Accrued Obligations, (ii) an amount equal to the sum of six months Base Salary as in effect on the Termination Date (iii) plus the target bonus prorated to the Termination Date for the year in which the Termination Date occurs, which shall be paid in cash within thirty (30) days of the Termination Date, and (iv) executive level career transition assistance services by an outplacement firm designated by the Executive up to a maximum of twelve (12) months, but in no event to exceed a total of Ten thousand Dollars ($10,000.00).

7.4           Compliance with Code Section 409A.  To the extent required by Section 409A of the Internal Revenue Code, any amount that would otherwise be payable within six months following Executive’s termination of employment shall be paid instead on the date that is six months following his termination of employment, with interest from the date on which such amount would otherwise have been paid at the prime rate of interest published in the Wall Street Journal from time to time.

8. Release of Claims
Upon a termination of employment, other than a Termination For Cause, the Company and the Executive shall execute mutual releases of all claims against each other, except for claims for any violation of law, in a form reasonably satisfactory to both parties.

9. Non-competition, Non-solicitation.

9.1           Non-Competition.  As a stipulated condition of employment, Executive agrees that he shall not, during the Employment Term and for twelve (12) months subsequent thereto, without both the disclosure to and the written approval of the Board of the Company, directly or indirectly, engage or be interested in (whether as a principal, lender, employee, officer, director, partner, venturer, consultant or otherwise) any business(es) that is competitive with the business of the Company or any company affiliated with the Company.  This section 9.1 shall not apply in the event of Executive’s Resignation for Good Reason or Termination Without Cause.

9.2           Direct Interests.  Executive also represents that during the term of this Agreement, he will promptly disclose to the Board of the Company, complete information concerning any direct or indirect interest that he holds, if any, in any business which provides service(s) and/or product(s) to the Company (whether as a principal, stockholder, lender, employee, Director, Officer, partner, venturer, consultant or otherwise).

9.3           Non-Solicitation. Executive agrees that he will not, for a period of twelve (12) months following the Termination Date, contact or solicit orders, sales or business from any customer of the Company.

10. Inventions, Discoveries and Improvements.

Any and all invention(s), discovery(ies) and improvement(s), whether protectible or unprotectible by Patent, trademark, copyright or trade secret, made, devised, or discovered by Executive, whether by Executive alone or jointly with others, from the time of entering the Company’s employ until the earlier of the Termination Date of this Agreement or the actual date of termination of employment, relating or pertaining in any way to Executive’s employment with the Company, shall be promptly disclosed in writing to the Board of the Company, and become and remain the sole and exclusive property of the Company.  Executive agrees to execute any assignments to the Company, or its nominee, of the Executive’s entire right, title, and interest in and to any such inventions, discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining Patents, trademarks or copyrights at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company.  Executive further agrees, whether or not then in the employment of the Company, to cooperate to the fullest extent and in the manner that may be reasonably requested by the Company in the prosecution and/or defense of any suit(s) involving claim(s) of infringement and/or misappropriation of proprietary rights relevant to Patent(s), trademark(s), copyright(s), trade secret(s), processes, and/or discoveries involving the Company’s product(s); it being understood that all reasonable costs and expenses thereof shall be paid by the Company.  The Company shall have the sole right to determine the treatment of disclosures received from Executive, including the right to keep the same as a trade secret, to use and disclose the same without a prior Patent Application, to file and prosecute United States and foreign Patent Application(s) thereon, or to follow any other procedure which the Company may deem appropriate.  In accordance with this provision, Executive understands and is hereby further notified that this Agreement does not apply to an invention which the employee developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information.

11. Proprietary Information and Trade Secrets.

11.1           Confidential Company Property. Executive hereby acknowledges that all trade, engineering, production, and technical data, information or “know-how” including, but not limited to, customer lists, sales and marketing techniques, vendor names, purchasing information, processes, methods, investigations, ideas, equipment, tools, programs, costs, product profitability, plans, specifications, Patent Application(s), drawings, blueprints, sketches, layouts, formulas, inventions, processes and data, whether or not reduced to writing, used in the development and manufacture of the Company’s products and/or the performance of services, or in research or development, are the exclusive secret and confidential property of the Company, and shall be at all times, whether after the Effective Date or after the Termination Date, be kept strictly confidential and secret by Executive.

11.2           Return of Property.  Executive agrees not to remove from the Company’s office or copy any of the Company’s confidential information, trade secrets, books, records, documents or customer or supplier lists, or any copies of such documents, without the express written permission of the Board of the Company.  Executive agrees, at the Termination Date, to return any property belonging to the Company, including, but not limited to, any and all records, notes, drawings, specifications, programs, data and other materials (or copies thereof) pertaining to the Company’s businesses or its product(s) and service(s), generated or received by Executive during the course of his employment with the Company.

11.3           Non-Disclosure.  Executive represents and agrees that during the term of this Agreement, and after the Termination Date, he will not report, publish, disclose, use, or transfer to any person(s) or entity(ies) any property or information belonging to the Company without first having obtained the prior express written consent of the Company to do so; it being understood, however, that information which was publicly known, or which is in the public domain, or which is generally known, shall not be subject to this restriction.

12. Information of Others.

Executive agrees that the Company does not desire to acquire from Executive any secret or confidential information or “know-how” of others.  Executive, therefore, specifically represents to the Company that he will not bring to the Company any materials, documents, or writings containing any such information.  Executive represents and warrants that from the Effective Date of this Agreement he is free to divulge to the Company, without any obligation to, or violation of, the rights of others, information, practices and/or techniques which Executive will describe, demonstrate or divulge or in any other manner make known to the Company during Executive’s performance of services.  Executive also agrees to indemnify and hold the Company harmless from and against any and all liabilities, losses, costs, expenses, damages, claims or demands for any violation of the rights of others as it relates to Executive’s misappropriation of secrets, confidential information, or “know-how” of others.

13. Notice.

All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, and shall be deemed given when so delivered or mailed, to a party at his or its address as follows (or at such other address as a party may designate by notice given hereunder):

If to Executive:                                                      Kenneth R. Bennett
2150 Ewin Dr.
Prescott, AZ  86305

If to the Company:                                                                Better Biodiesel, Inc.
601 Union Street, Suite 4500,
            Seattle, WA 98101

With a copy to:                                                      David M. Otto
The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, WA 98101

14. Resolution of Disputes.

Any controversy between the Company and Executive arising out of or relating to any of the terms, provisions or conditions of this Agreement shall first be attempted to be resolved informally between the parties. In the even the parties are not able to resolve the controversy informally within 10 days; the matter shall be mediated, with each party appointing a mediator for said purpose. If, within 20 days of the appointment of mediators the parties continue to be unable resolve their controversy, the matter shall be submitted to arbitration in accordance with the American Arbitration Association’s National Arbitration Rules for the Resolution of Employment Disputes.  Only a person who is a practicing lawyer admitted to a state bar may serve as the arbitrator.  On the written request of either party for arbitration of such a claim pursuant to this paragraph, the Company and Executive shall both be deemed to have waived the right to litigate the claim in any federal or state court.  The expenses of arbitration and reimbursement of a prevailing party’s reasonable legal fees and expenses shall be as determined by the arbitrator in the arbitrator’s sole discretion.  Any result reached by the arbitrator shall be binding on all parties to the arbitration, and no appeal may be taken.  It is agreed that any party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered thereon by any court having jurisdiction.  The arbitration shall be conducted at either the Executive’s principal place of residence or the Company’s principal place of business, or at such other location as the parties may mutually agree. The parties agree that the required attempts at informal resolution and mediation shall constitute mandatory conditions precedent to application of the arbitration provisions set forth herein.

15. Miscellaneous.

15.1. Post Termination Obligations.  Notwithstanding the termination of Executive’s employment hereunder, the provision(s) of Section(s) 4.3, 5, 9, 10, 11, and 14 shall survive the Termination Date.

15.2. No Assignment.  This Agreement shall not be assignable.  Further, Executive understands and agrees that this Agreement is exclusive and personal to him only, and, as such, he will neither assign nor subcontract all or part of his undertaking(s) or obligation(s) under the terms of this Agreement.

15.3. Entire Agreement.  Each party acknowledges that this Agreement constitutes the entire understanding between them, and that there are no other written or verbal agreement(s) or understanding(s) between them other than those set forth herein; it being understood that no amendment(s) to this Agreement shall be effective unless reduced to writing and signed by each party hereto.

15.4. Severability.  In the event that any provision of this Agreement shall be determined to be unenforceable or otherwise invalid, the balance of the provision(s) shall be deemed to be enforceable and valid; it being understood that all provision(s) of this Agreement are deemed to be severable, so that unenforceability or invalidity of any single provision will not affect the remaining provision(s).

15.5. Headings.  The Section(s) and paragraph heading(s) in this Agreement are deemed to be for convenience only, and shall not be deemed to alter or affect any provision herein.

15.6. Interpretation of Agreement.  This Agreement shall be interpreted in accordance plain meaning of its terms and under the laws of the State of Washington.

15.7. Variation.  Any changes in the Sections relating to salary, bonus, or other material condition(s) after the Effective Date of this Agreement shall not be deemed to constitute a new Agreement.  All unchanged terms are to remain in force and effect.

15.8. Unenforceability.  The unenforceability or invalidity of any provision(s) of this Agreement shall not affect the enforceability and/or the validity of the remaining provision(s).

15.9. Collateral Documents.  Each party hereto shall make, execute and deliver such other instrument(s) or document(s) as may be reasonably required in order to effectuate the purposes of this Agreement.

15.10. Non-Impairment.  This Agreement may not be amended or supplemented at any time unless reduced to a writing executed by each party hereto.  No amendment, supplement or termination of this Agreement shall affect or impair any of the rights or obligations which may have matured thereunder.

15.11. Execution.  This Agreement may be executed in one or more counterpart(s), and each executed counterpart(s) shall be considered by the parties as an original.  This Agreement may be executed via facsimile.

15.12. Legal Counsel.  Executive represents to the Company that he has retained legal counsel of his own choosing, or was given sufficient opportunity to obtain legal counsel prior to executing this Agreement.  Executive also represents that he has read each provision of this Agreement and understands its meaning.

15.13. Transition.  In the event that Executive’s employment with the Company terminates, Executive shall, through the last day of employment, and at the Company’s request, use Executive’s reasonable best efforts (at the Company’s expense) to assist the Company in transitioning Executive’s duties and responsibility responsibilities to Executive’s successor and maintaining the Company’s professional relationship with all customers, suppliers, etc.  Without limiting the generality of the foregoing, Executive shall cooperate and assist the Company, at the Company’s direction and instruction, during the transition period between any receipt of or giving of notice of the termination of employment and the final day of employment.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals this __________ day of January 2008.

BETTER BIODIESEL, INC. By: David M. Otto Its: Director
EXECUTIVE _____________________________________ By: Kenneth R. Bennett, Individually